EXHIBIT (A)(12)
     FOR IMMEDIATE RELEASE

              SUNBEAM CORPORATION CLOSES TENDER OFFER
                          FOR FIRST ALERT

                 Delray Beach, FL (April 3, 1998)   Sunbeam
     Corporation (NYSE:SOC) announced today that it has completed its cash tender offer to purchase all the outstanding shares of common stock of First Alert, Inc. (NASDAQ: ALRT) at a price of $5.25 per share.

                 Sunbeam reported that it has been advised by The Bank of New York, the Depositary for the tender offer, that a total of 23,288,440 shares of First Alert's common stock have been tendered pursuant to the tender offer (including 155,178 shares subject to guarantees of delivery), which expired at 12:00 midnight, New York City time, on April 2, 1998, and that all such shares have been accepted for payment. After giving effect to the purchase of the shares tendered, Sunbeam will beneficially own approximately 95.7% of the outstanding First Alert shares.

                 Sunbeam also announced today that Sunbeam and First Alert intend to effect a merger pursuant to which First Alert will become a wholly-owned subsidiary of Sunbeam and all remaining First Alert stockholders (other than Sunbeam) will have the right to receive the same $5.25 per share in cash paid in the tender offer. It is currently anticipated that the merger transaction will be completed within a few days.

             First Alert, Inc. is a leading producer of smoke detectors, carbon monoxide detectors, fire extinguishers and other safety equipment for the consumer.

             Cautionary Statement - Statements contained in this press release, including statements relating to the Company's expectations regarding anticipated performance in the future, are "forward looking statements," as such term is defined in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the Company's statements in this release regarding its expectations, goals, or projected results, due to various factors, including those set forth in the Company's Cautionary Statements contained in its Form 10-K for the period ended December 28, 1997, filed with the Securities and Exchange Commission.

             Sunbeam Corporation is a leading consumer products company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of brand name consumer products. The Company's Sunbeam(R) and Oster(R) brands have been household names for generations, both domestically and abroad, and the Company is a market leader in many of its product categories.

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     Contact        Rich Goudis
                    Sunbeam Corporation
                    (561) 243-2143